EXHIBIT 21.3

THE TOLEDO EDISON COMPANY
LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 2006

Name of Subsidiary	Business	State of Organization

The Toledo Edison Capital Corporation	Special-Purpose Finance	Delaware

Exhibit Number 21, List of Subsidiaries of the Registrant at December 31, 2006, is not included in the printed document.